Exhibit 10.16

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH [REDACTED].

THIS INDENTURE (the “Lease”) made this 27th day of October, 2021 between VALIDUS POWER CORP. and HUT 8 MINING CORP. (“Hut 8”).

WHEREAS:

(a)	Bay Power Corp., a wholly owned subsidiary of VPC, is the registered and beneficial owner of the Lands and with VPC shall be responsible for the obligations of VPC set forth herein (Bay Power and VPC together being “VPC”);

(b)	VPC and Hut 8 entered into that certain power purchase agreement dated the date hereof pursuant to which, among other things, VPC agreed to design, construct, own, operate and maintain a combined cycle natural gas fired power plant and related instruments, equipment and facilities to service certain Hut 8 equipment and facilities located thereon, and Hut 8 agreed to purchase, on a physical off-take basis, electricity generated from such power plant (the “PPA”);

(c)	VPC and Hut 8 entered into a Design-Build Stipulated Price Contract CCDC14-2013 dated the date hereof and dated, a Letter Agreement dated June 28,2021 and Hut 8 received a Confirmation of Ownership letter agreement dated July 30, 2021, as amended (collectively, the “EPC Agreement”);

(d)	any capitalized terms used herein shall have the meanings given to them in the PPA;

(e)	pursuant to Section 2.5 of the PPA, VPC agreed to grant a Commercial Lease and Access Agreement to Hut 8 in respect of the portion of the Project Site within which the Data Centre will be located;

(f)	the Project Site is located at 4001 Highway 11 N North Bay ON P1B 8G3 on certain lands legally described in Schedule “A” attached hereto (the “Lands”)

NOW THEREFORE THIS INDENTURE WITNESSETH that in consideration of the premises and the mutual covenants and conditions hereinafter contained, the parties hereto covenant and agree as follows:

1.    Building: In consideration of the rents and mutual agreements hereinafter contained, VPC leases to Hut 8, and Hut 8 leases from VPC on the terms hereof, certain premises located on the Lands being the 30,000 square foot stressed membrane structure with the specifications and floorplan described in Schedule “B” attached hereto (the “Building”) and located on the Lands as shown outlined in blue on Schedule “C” attached hereto (the Building together with the Office Space (defined below), collectively, the “Premises”);

2.    Term: To have and to hold the Premises for and during the term of 5 years commencing on the 1st day of January, 2022 and expiring on the 31st day of December, 2026 (or such later date as the parties hereto may agree to in writing) (the “Term”).

3.	Rent:

(a)	Subject to Section 4(c), the gross rent (“Gross Rent”) shall be payable in equal monthly instalments of $250,200, in advance on the 1st day of each calendar month during the Term (defined below). Gross Rent includes the supply at no additional cost to Hut 8 of utilities (including water, gas, telephone and Internet connectivity, but excluding electricity under the PPA) to the Premises and the Licensed Premises maintenance, repair and replacement of the Premises and the Licensed Premises (including janitorial service, light bulbs and garbage removal), VPC’s insurance and real property taxes, levies and charges whatsoever levied in relation to the Lands or any improvements thereon at any time.

(b)	Hut 8 shall pay to VPC, without deduction, abatement or set off the Gross Rent as herein set forth at VPC’s address set out herein (or at such other place as VPC may hereafter from time to time direct).

(c)	Hut 8 shall pay to VPC H.S.T. and all other similar taxes charged by any federal, provincial or municipal government on all rent and the provisions of any services by VPC.

(d)	Hut 8 agrees to participate in an electronic funds transfer system or similar system whereby Hut 8 will authorize its bank, trust company, credit union or other financial institution to credit VPC’s bank account on the 1st day of calendar each month in an amount equal to the Gross Rent payable on a monthly basis pursuant to the provisions of this Lease. All payments that must be effected in accordance with this Lease shall be made in lawful money of Canada, plus applicable taxes. Adjustments for parts of months shall be made on a per diem basis.

4.	Phase 2 and Phase 3 Expansion Structures:

(a)	Construction of Expansion Structures.

(i)	VPC agrees to design and construct for Hut 8, at its expense, one or more expansions of the Building for Phase 2 and Phase 3 under the PPA (each, an “Expansion Structure”). The parties hereto acknowledge that any Expansion Structure will be subject to formal site plan approvals as permitted by local authorities, taking into account reasonable provisions for parking, landscaping, fire code compliance and other reasonable design requirements and accordingly, the size and dimensions of any Expansion Structure may differ from those of the Building. It is the intention of VPC and Hut 8 that any such Expansion Structure will be constructed prior to the Commercial Operation Deadline with respect to Phase 2 or Phase 3, as the case may be; subject to any delays described in clause (ii) below.

(ii)	If and to the extent that construction of an Expansion Structure shall be delayed by reason of unavailability of material, equipment, utilities, services or by reason of any applicable laws, or by reason of any Force Majeure event, then VPC shall be entitled to extend the time for fulfilment of construction by a time equal to the duration of such delay and Hut 8 shall not be entitled to any compensation for any loss or inconvenience occasioned thereby; provided that: (A) such event is not attributable to fault or negligence or action or inaction on the part of VPC; (B) such event is caused by factors beyond VPC’s reasonable control; and (C) despite taking all reasonable technical and commercial precautions and measures to prevent, avoid, mitigate or overcome such event and the consequences thereof, VPC has been unable to prevent, avoid, mitigate or overcome such event or consequences; and provided further that VPC provides: (V) prompt notice of such delay to Hut 8, giving an estimate of its expected duration and the probable impact on the performance of VPC’s obligations under this Section 4; (X) exercises all reasonable efforts to continue to perform its obligations under this Section 4; (Y) expeditiously takes action to correct or cure the event or condition excusing performance so that the suspension of performance is no greater in scope and no longer in duration than is dictated by the problem, provided, however, that settlement of strikes or other labor disputes shall be completely within the sole discretion of VPC; and (Z) exercises commercially reasonable efforts to mitigate or limit damages to Hut 8.

(b)	Plans for the Expansion Structure.

(i)	VPC and Hut 8 shall meet to discuss the plans and specifications for an Expansion Structure no later than the date being 90 days prior to the Commercial Operation Deadline for each Phase. The parties acknowledge and agree that each Expansion Structure shall be of a design determined by VPC and Hut 8, acting reasonably, provided that the area and dimension shall comply with all applicable zoning, coverage and other governmental laws, rules and regulations and shall be of a design functionally similar to the stressed membrane structure and improvements comprising the Building.

(ii)	Following the meeting described in paragraph (i) above, VPC shall prepare, at its expense, plans and specifications (“Plans”) for the particular Expansion Structure and provide Hut 8 with a copy of such Plans for Hut 8’s review, consultation. Hut 8 will have up to fourteen (14) days following its receipt of the Plans, to review the Plans prior to the commencement of construction of the particular Expansion Structure and Hut 8 will have the right to make such non-material modifications to the Plans as it deems reasonably necessary in order to ensure that the Plans meet its reasonable requirements. Once finalized, VPC’s construction of the Expansion Structure shall be in accordance with the Plans.

(c)	Adjustment to Gross Rent. Upon the finalization of the Plan, VPC and Hut 8 shall negotiate in good faith the adjustment to the monthly Gross Rent applicable to the addition of the Expansion Structure to the Building. The parties agree to amend this Lease as may be required to give effect to any adjustments and the inclusion of any Expansion Structures as part of this Lease. If the parties do not amend the Lease, then any Expansion Structure shall be deemed to form part of the definition of Premises and Hut 8 shall have no obligation to pay the adjusted Gross Rent until VPC delivers vacant possession to such Expansion Structure.

(d)	Commencement of Construction. Upon finalization of the Plans and the agreement of the parties hereto with respect to the adjustment to the Gross Rent applicable to the Building including any Expansion Structure(s), VPC shall commence construction of the Expansion Structure at its expense.

5.	Default:

(a)	It shall be an “Event of Default” if any of the following shall occur:

(i)	with respect to Hut 8, if:

(ii)	Hut 8 is in default of any rent for thirty (30) days or more;

(A)	any of VPC’s insurance policies are actually or at risk of being cancelled or adversely changed as a result of Hut 8’s use or occupancy of the Building or Licensed Premises (defined below);

(B)	Hut 8 attempts to or does abandon or vacate the Premises;

(C)	Hut 8 assigns this Lease, sublets or sublicenses any portion of the Premises or Licensed Premises in contravention of this Lease;

(D)	any change in the use of the Premises without VPC’s prior written consent;

(E)	any wilful or negligent damage to the Premises caused by Hut 8 or by persons permitted to be in the Premises by Hut 8; or

(F)	any writ, lien, mortgage, or other encumbrance in respect of this Lease or the Premises is registered by or in respect of Hut 8 or any service or work commissioned by Hut 8, against or otherwise attached to the Premises, the Lands, or Hut 8’s interest in this Lease, except where the writ, lien, mortgage, or other encumbrance is due to the failure of VPC to perform its obligations hereunder, under the PPA or under the EPC Agreement; or

(G)	Hut 8 fails to use or take possession of an Expansion Structure for 60 continuous days after VPC delivers vacant possession to Hut 8 of same; and

(iii)	with respect to either party hereto:

(A)	if such party fails to perform any obligations (except as provided in 5(a)(i)(A)) hereunder for fifteen (15) days or more after notice; or

(B)	an event of default under the PPA or the EPC Agreement shall have occurred with respect to such party (or its Affiliate), which is then continuing.

(b)	VPC Remedies For Hut 8’s Default. In the event of the occurrence of an Event of Default with respect to Hut 8 or in the event that the PPA or the EPC Agreement is terminated in accordance with its terms (provided that such termination is not due to a default by VPC in the performance of its obligations thereunder), the then current and the next three (3) months’ Gross Rent shall be forthwith due and payable and, in addition to any other rights it may have, VPC shall have all of the following rights and remedies:

(i)	to terminate this Lease and to obtain damages from Hut 8 including all deficiencies between what would have been paid by Hut 8 for what would have been the balance of the Term, but for such termination, less only the net amounts (after expenses) actually received by VPC for such period;

(ii)	to re-enter the Premises and to re-let the same for the account of Hut 8;

(iii)	to distrain for all unpaid rent and VPC shall have all rights in respect of the same as if it was rent in arrears;

(iv)	to remedy any default of Hut 8 in performing any obligations hereunder without constituting a re-entry or termination of this Lease, and Hut 8 shall pay the cost of such remediation including VPC’s legal fees plus fifteen percent (15%) thereof; provided that no such termination or exercise of remedies may occur unless and until written notice of such default has been delivered by VPC to Hut 8, and such default has not been cured within thirty (30) days of delivery of such notice.

(c)	Hut 8 Remedies For VPC Default. In the event of the occurrence of an Event of Default with respect to VPC, or in the event that the PPA or the EPC Agreement is terminated in accordance with its terms (provided that such termination is not due to a default by Hut 8 in the performance of its obligations thereunder), then in addition to any other rights it may have, Hut 8 shall have the following rights and remedies:

(i)	Gross Rent shall abate until VPC has cured such Event of Default where the Event of Default relates to a VPC default under the PPA or EPC Agreements or this Agreement;

(ii)	Hut 8 may elect, upon no less than two (2) days’ notice to VPC, to cure any such Event of Default on behalf of VPC, and to set off against Gross Rent all costs and expenses incurred by Hut 8’s in curing such Event of Default;

(iii)	Where such Event of Default has not been cured within thirty (30) days, to terminate this Lease and receive all damages from VPC to which Hut 8 would be entitled under this Lease or at law.

6.     Internet: At no additional cost or expense to Hut 8, VPC shall provide fibre based high-speed internet connection to the Office Space (defined below) and the Building during the Term.

7.     Heating, Air Conditioning and Utilities: VPC shall be responsible for procuring, constructing and installing the 32 louvered openings and 15 high cubic feet per minute fans on the roof of the Building, if additional louvered openings or high cubic feet per minute fans are required it will be at Hut 8’s expense. Any additional fixtures solely purchased by Hut 8 will be owned by Hut 8 and can be claimed upon the termination of this Lease provided the Building is returned to its former state. In the event Hut 8 desires to have alternative heating, such as geothermal, supplied to the Premises for sustainability or other bona fides reasons, then VPC and Hut 8 shall discuss costs and plans for such alterations, at Hut 8’s cost, and upon agreement, VPC shall cause such installations to be installed in accordance with such plans, at Hut 8’s cost. For greater certainty, heating, air conditioning, base building electricity costs for usage and building management systems, and to the extent applicable, alternative heating (or other alternative utilities agreed to by the parties) for the Building (collectively, “Utilities”), and the installation, maintenance and repair of equipment related to Utilities, with respect to: (a) the Office Space are the responsibility of VPC, at its cost; and (b) the Building are the responsibility of Hut 8, at its cost. Excepting only the installation costs for alternative heating (or other alternative utilities agreed to by the parties), Hut 8 shall execute and deliver any agreements required by VPC in respect of the supply of any utilities to the Building. Hut 8’s use of any such utilities shall not exceed the available capacity of the existing systems from time to time.

8.     Use of Premises: The Office Space (defined below) may not be used for any purpose other than for general office purposes and the Building may not be used for any purpose other than as a cryptocurrency mining centre and for all ancillary uses as reasonably required by Hut 8 to operate its business from time to time, to the extent permitted by all applicable laws. Hut 8 shall not carry on any business or do or suffer any act or thing which may constitute or result in a nuisance to VPC or do or suffer any waste or damage to the Licensed Premises, the Premises or the Lands; provided that the conduct of Hut 8’s business in compliance with applicable laws, in the ordinary course shall not be considered a nuisance.

9.     Condition Of Building on Delivery - VPC shall deliver the Building: (i) in compliance with the specifications set out in Schedule C attached hereto; (ii) in good repair and working order; and (iii) in compliance with all applicable laws, by-laws and codes prior to the commencement of the Term.

10.	Representations and Warranties of VPC. VPC represents and warrants that:

(a)	Title and Zoning

(i)	VPC, indirectly through its wholly owned subsidiary, Bay Power Corp., has good and marketable title to the Lands free and clear of any and all encumbrances or restrictive covenants which would prohibit Hut 8 from operating its business from the Premises or which might deprive Hut 8 of quiet enjoyment of the Premises.

(ii)	at the commencement of the Term, the zoning of the Premises will permit the Hut 8 to use the Premises for its intended use as permitted hereunder; and

(iii)	VPC knows of no reason why: (A) lawful vehicular access and egress between the Premises and the dedicated highways on will not be permitted by applicable law; or (B) the Parking Facility (defined below) cannot be used for the purpose of parking vehicles;

(b)	Hazardous Substances

(i)	the Premises and Licensed Premises are free from all Hazardous Substances;

(ii)	to the best of VPC’s knowledge and belief, the Premises are not being and have not in the past been used for the storage, manufacture or sale of, or any activity involving Hazardous Substances; and

(iii)	VPC is not aware of not has received any order or notification from any governmental agency or authority relating to the existence of any Hazardous Substances in, on or about the Lands, Premises and/or Licensed Premises;

11.	Indemnification:

(a)	VPC shall indemnify and save harmless Hut 8 from any and all claims suffered by Hut 8 as a result of (i) the foregoing representations and warranties (or Recital F) not being true and correct, or (ii) any damage or injury to any person or property in or about the Premises, the Licensed Premises, the Facilities or the Lands which is caused by, through or under VPC. In the event that the Premises is restricted by any federal, provincial, municipal or other governmental law, ordinance, rule or regulation which prohibit, limit or restrict the use of the Premises for Hut 8’s intended use as permitted hereunder, VPC shall forthwith use its best efforts to secure rezoning, special use permits or variances (“Authorizations”) so that the Premises may be used for Hut 8’s intended use as permitted hereunder. The cost of securing the Authorizations shall be at VPC’s expense and shall be paid forthwith by VPC. Despite any provision of this Lease to the contrary, and without limitation of any other remedy under this Lease, any breach of warranty or representation by VPC shall entitle Hut 8, at its sole option and without liability on its part, to immediately remedy any such breach at the cost of VPC.

(b)	Hut 8 hereby covenant and agrees with to indemnify and save harmless VPC and all of its servants, agents, employees, contractors and persons for whom VPC is in law responsible from any and all liability, costs, claims, demands or actions for damages, injury or loss suffered or sustained by any person or persons or property in or about the Premises or any part thereof; provided that Hut 8 shall not be required to indemnify VPC in respect of matters where VPC is required to indemnify Hut 8 under this Section 11

12.	End of Term:

(a)	At the expiry date or the earlier termination of the Term, Hut 8 will peacefully surrender the Premises to VPC in the same state and condition as accepted at the commencement, and Hut 8 shall remove all of its trade fixtures and chattels from the Premises and shall repair all damage caused by the installation or removal of same, and Hut 8 shall remove any leasehold improvements installed in the Premises as required by VPC and shall repair all damage caused by the installation or removal of same in line with reasonable commercial standards and otherwise as mutually agreed between the parties.

(b)	Should Hut 8 remain in possession of the Premises after the termination of the original term hereby created, with agreement of VPC, it shall be as a monthly Hut 8 on the same terms as herein set forth but for the length of the Term except that Gross Rent for such overholding period shall be 125% of the Gross Rent for the last month of the Term.

13.	Insurance:

(a)	Hut 8 shall maintain in full force at all times through the Term insurance policies as required under the PPA.

(b)	VPC covenants and agrees to place and maintain with respect to the Premises, the Facilities and the Lands throughout the Term insurance policies as required under the PPA as well as any other insurance considered necessary by VPC acting, in its sole discretion, as a prudent owner of similar properties in similar locations. For certainty, the insurance taken out under the PPA will be applied to the Premises and Licensed Premises.

(c)	Notwithstanding the foregoing, VPC shall not be required to take out or maintain any insurance with respect to any loss, injury, or damage against which Hut 8 is required to insure pursuant to paragraph (a) above. Notwithstanding any contribution by Hut 8 to the Landlord’s insurance premiums as provided in this Lease, no insurable interest is conferred upon the Tenant under policies carried by the Landlord.

(d)	Each policy of insurance maintained by VPC under Sections 13(c)(i) and 13(c)(iv) shall contain a waiver by the insurer of any right of subrogation against Hut 8 in connection with any loss or damage covered by such insurance. VPC shall take out such insurance with reputable insurance company acceptable to Hut 8 acting reasonably and shall provide evidence of such insurance to Hut 8 upon reasonable request.

14.	Cleaning, Damage and Repairs:

(a)	(i) Except for the interior of the Building, which shall be maintained by Hut 8 at it sole cost and expense, VPC shall replace where necessary, repair, maintain, and keep the Premises and the Licensed Premises and every part thereof in good order and condition and promptly make all needed repairs and replacements. VPC shall maintain proper ventilation of the Building to suit the needs of Hut 8’s particular requirements

(ii)	VPC shall at its own expense keep all entranceways, steps, platforms and sidewalks leading to the Premises clean of all snow, ice, debris and rubbish and maintain same in a clean and orderly condition at all times, so that Hut 8 has access at all times to the Premises without impediment.

(iii)	Hut 8 will permit VPC at all reasonable times to enter into the interior of the Building to inspect and view the state of maintenance of the Building and Hut 8 agrees to comply with all reasonable requirements of VPC with regard to care, maintenance thereof. In emergencies, VPC may enter the Building without notice.

(iv)	Hut 8 shall not allow any refuse, garbage or other loose or objectionable material to accumulate in or about the said Premises and will at all times keep the said Building in a clean and wholesome condition. VPC shall maintain garbage and recycling receptacles that are reasonably required and shall remove such refuse at its cost. Hut 8 will store and dispose of all of its waste in a lawful manner. In particular, Hut 8 will only dispose of solid waste (which is not a Hazardous Substance) which can lawfully be transported to, and dumped at, the closest landfill site without requiring payment of surcharges or penalties and, if applicable, will use the sewers only to dispose of liquid waste (which is not a Hazardous Substance) which may be lawfully discharged into the municipal sewer. All other wastes will be disposed of by Hut 8, at its expense,

(a)	Subject to 14(a), VPC shall perform such maintenance, repairs and replacements as may be required in order maintain the Licensed Premises and all furniture, fixtures and equipment therein in first-class condition and repair, including keeping the Licensed Premises clean and free of any odours, noise, music or other sound, throughout the Term.

(b)	The parties hereto acknowledge that any services or expenses required by Hut 8 for its use of the Building and not referred to herein shall be at Hut 8’s sole expense.

15.  Control of Premises: Hut 8 shall have exclusive control over anything in or on the Premises that directly affects the operation of Hut 8’s business to be conducted on the Premises, and has the right to establish rules and regulations with respect to the operation of the Premises or any part thereof in respect of same. With respect to the maintenance and repair of the Premises, VPC may do and perform such other acts in and to the Building as, in the use of good business judgement, VPC determines advisable for efficient and proper operation of the Building.

16.  Signage and Alterations: Hut 8, at its own expense, shall have the right to erect alternations, decorations, additions and improvements (each a “Building Alteration”) affixed to the exterior of the Building with the prior written consent of VPC, which consent is not to be unreasonably withheld, and provided that such Building Alteration conforms to the design and operation of the Building and the Facility (if applicable) and is in compliance with all municipal and governmental requirements. If requested by VPC, Hut 8 shall, before surrendering the Building as aforesaid, remove any such Building Alternations designated by VPC, and shall repair any damage to the Building caused by their installation and/or removal.

17.  Security and Gating: VPC shall provide fencing around perimeter of that portion of the Lands containing the Building with gated entrances, lighting and CCTV surveillance. Hut 8 will be responsible for physical security of Building, Building entrances and inside of Building.

18.	Compliance with Laws:

(a)	Hut 8 shall comply, at its sole cost, with all applicable laws and by-laws of any municipal, provincial or federal government respecting the use, condition and occupation of the Premises and all leasehold improvements and contents thereof.

(b)	Without limiting the generality of the foregoing, Hut 8 shall at its expense comply with all laws and by-laws of any municipal, provincial or federal government relating to contaminants, pollutants and dangerous, toxic, noxious or hazardous substances (“Environmental Laws”) and shall not use or permit the use of any portion of the Premises in violation of any Environmental Laws. Hut 8 shall indemnify VPC in respect thereof.

19.	Assignment and Lease:

(a)	Hut 8 shall have the right, provided no Event of Default has occurred with respect to it which is then continuing, assign this Lease or sublet or part with or share possession of all or any part of the Building with the written consent of VPC, which consent shall not be unreasonably withheld Hut 8 shall be responsible for all of VPC’s costs relating to any request for assignment, sublease, sharing of possession or other transfer, including without limitation VPC’s legal and administrative fees.

20.	Damage and Destruction:

(a)	In the event of damage or destruction to the Premises as a result of fire or any other risk insured by VPC as required by this Lease, subject to the following provisions hereof, VPC shall repair the Premises and Hut 8 shall repair all leasehold improvements and contents of the Premises that it is required to install under this Lease.

(b)	If the damage is such that it is not capable of being repaired within ninety (90) days, Hut 8 shall have the right at its sole and unfettered discretion to terminate this Lease, provided that where such damage occurs during the last year of the Term, either party shall have the right to terminate the Lease upon notice to the other

21.  Expropriation: In the event of any expropriation of all or part of the Premises, Hut 8 shall be entitled to the appropriate compensation for relocation costs and business interruption and VPC shall be entitled to all other compensation resulting from such expropriation.

22.	Licences:

(a)	Office Space. VPC hereby leases as part of the Premises certain premises comprised of 200 square feet of standard office space to Hut 8’s which will be determined within 60 days of executing this Lease. HVAC and internet will be provided within this space.

(b)	Right to use Common Areas: VPC hereby license to Hut 8 (i) the non-exclusive right of the Hut 8, in common with VPC and its employees, agents and a contractors to the use of the common areas and facilities of the building in which the Office Space is located (including but not limited to the parking areas, exterior facilities, driveways, sidewalks, kitchen area and washrooms); (ii) the non-exclusive use to pass over the Lands to access the Premises and the Licensed Premises, which license may not be revoked during the Term.

(c)	Parking: VPC hereby licences the use by Hut 8 and its officers and employees of up to 5 unreserved parking spaces (each of which shall hereinafter be referred to as the “Parking Space”, and collectively, the “Parking Spaces” and together with the Common Areas, collectively, the “Licensed Premises”) in the parking lot (the “Parking Facility”) outlined in red in the attached Schedule “C” throughout the Term for the parking of private automobiles only. Hut 8 accepts the Parking Spaces on an “as is” condition at the commencement of the Term without VPC being required to perform any work on the Parking Spaces for use by the Hut 8. Hut 8 acknowledges that the Parking Spaces are unreserved and non-designated and VPC shall not be responsible for any failure to provide parking if the Parking Spaces are occupied by persons not authorized to park there. VPC shall have no obligation to police the Parking Spaces. VPC shall not in any way be responsible or liable for any damage, destruction, loss or theft to or of any property of Hut 8 or any of its officers, agents or employees or for any personal or other injury of any nature whatsoever (including death) that may be suffered or sustained by the Hut 8 or any of its officers, agents or employees whether or not such death, injury, loss or damage is caused or contributed to by the negligence of VPC, its servants, agents, employees, contractors or persons for whom VPC is in law responsible. All property kept or stored in or about the Parking Facility by Hut 8 or any of its servants, agents or employees shall be at the sole risk of the Hut 8 and Hut 8 shall indemnify VPC and save it harmless in respect of same.

23. Notice: Any notice which may or is to be given pursuant hereto shall be in writing and shall be delivered in person or sent by prepaid registered Canadian mail, addressed, if to Hut 8, at the Building and, if to VPC, at:

Hut 8:	Attn: Jaime Leverton, CEO

24 Duncan Street, Suite 500 Toronto, Ontario, Canada M5V 2B8 Email: [REDACTED] with a copy to: Attn: Tanya Woods, General Counsel and EVP Regulatory Affairs Email: [REDACTED]

VPC:	Attn: Todd Shortt, President and CEO

100 Wellington Street West, Suite 2300 Toronto, Ontario, Canada M5J 2R2 Email: [REDACTED] with a copy to: [REDACTED]

All such notices shall be conclusively deemed to have been given or received on the date upon which the same is personally delivered or, if mailed as aforesaid, four (4) business days after same is mailed as aforesaid.

24.  Complete Agreement: This Lease along with the PPA and the EPC Agreement is the complete agreement relating to the subject matter hereof (whether oral or written) between the parties and there are no other terms relevant hereto other than as set forth herein and, to the extent applicable, in the PPA. No amendment hereto shall be valid unless in writing and executed by both parties. In the event of any conflict between this Agreement and the PPA, the PPA shall govern. In the event of any conflict between this Agreement and the EPC Agreement, the EPC Agreement shall govern.

25.  Severability: If any provision hereof is illegal or unenforceable, it shall be considered separate and severable from the balance of this Lease which shall remain in full force and effect but for such provision.

26. General: This Lease and everything herein contained shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, subject to the consent of VPC being obtained as hereinbefore provided to any assignment, sublicense or sublease by Hut 8. Time shall in all respects be of the essence hereof. Paragraph headings in this Lease are for convenience only and shall not affect the interpretation hereof. All covenants herein contained shall be deemed joint and several and all rights and powers reserved to VPC may be exercised either by VPC or by its agents or representatives from time to time. The provisions hereof shall in all respects be construed according to and governed by the laws of the Province of Ontario.

27.  Quiet Enjoyment: VPC covenants with Hut 8 that so long as Hut 8 complies with the terms of this Lease, Hut 8 may occupy and enjoy the Building without interruption from VPC.

28.  Sale or Demolition: VPC and Bay Power Corp. may not demolish, dispose of, part with, sell or encumber any part of the Premises or Licensed Premises (each a “Disposition”) without the prior written approval of Hut 8, which may not be unreasonably withheld; provided and except that the foregoing shall not apply to: any Disposition : (i) to an Affiliate; and (ii) in connection with any merger, consolidation or sale of all or substantially all of the assets or equity interests of VPC and/or Bay Power Corp; provided the successor of any merger, consolidation, or sale is not an entity that is adverse to Hut 8’s business or will cause any adverse impact for Hut 8. It must also be a condition of any Disposition that VPC assign the EPC, PPA and this Agreement to the successor unless Hut 8 provides written consent to wave this obligation. For greater certainty, should any Disposition negatively impact or cause an interruption, interference or negative impact to Hut 8 in relation to VPC’s obligations pursuant to the PPA or EPC Agreements or this Agreement then all such agreements shall be terminated at the sole discretion of Hut 8.

29. Planning Act: This Agreement is expressly conditional upon compliance with the Planning Act of Ontario. In the event this Lease does not comply with the Planning Act of Ontario, then the parties will use best commercial efforts to obtain consent for this Lease, the cost of which will be shared by the parties in equal portion, prior to the commencement of the Term, if required.

30. Counterparts and Electronic Execution: This Lease may be executed by counterparts or electronic (e-mail) transmission, and if so executed, each document shall be deemed to be an original, shall have the same effect as if all parties had executed the same copy of this Lease in hard copy and all of which copies when taken together shall constitute one and the same document. Upon acceptance or execution of this Lease as aforesaid, original documents shall be executed by all of the parties hereto in the same form as the counterpart and/or electronic version and delivered.

[ Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Lease.

BAY POWER CORP.

Per:	/s/ Craig Tavares
Craig Tavares, Authorized Signatory
I have authority to bind the Corporation.

VALIDUS POWER CORP.

Per:	/s/ Craig Tavares
Craig Tavares, COO
I have authority to bind the Corporation.

HUT 8 MINING CORP.

Per:	/s/ Jaime Leverton
Jaime Leverton, CEO
I have authority to bind the Corporation.

SCHEDULE “A”- LEGAL DESCRIPTION OF THE LANDS

PIN 49127-0021 (LT) being PCL 18734 SEC WF; PT LT 21 CON 2 WIDDIFIELD PT 7 & 8, 36R9382 T/W PT 1, 36R9384 AS IN LT332823, PT 1, 36R9381 AS IN LT332824, PT 2, 36R9381 AS IN LT332826, PT 2, 36R9384 AS IN LT332902, PT 3 & 9, 36R9381 AS IN LT332885, PT 7 & 8, 36R9381 AS IN LT333337, PT 4-6, 36R9381 AS IN LT339664, PT 2, 36R9382 & PT 1, 2, 3 & 5, 36Rl0374 AS IN LT366707, PT 1-3, 36Rl0375 AS IN LT366710; T/W LT366708 & LT366709; NORTH BAY; DISTRICT OF NIPISSING

SCHEDULE “B” - PREMISES SPECIFICATIONS AND FLOORPLAN

SPECIFICATIONS

•	Stressed membrane structure located adjacent to the Facility and measuring 90 feet wide by 350 feet long (measured by maximum width by maximum length)

•	Approximately 30,000 square feet

•	Louvered openings with electronically operated damper and bird screens for air flow management and fans at a minimum rate of 135,000 cubic feet per minute

FLOOR PLAN

28 PANELS @ 12'-6" = 350'-0"
10'-0"w HOOD (4'x3')
C/W OVERSIZED SINGLE
PERSONNEL DOOR
(4'-0"x7'-0")
SPRUNG LOGO
LOCATION
CB
LO
MEMBRANE
FLAT END WALL
C/W UPRIGHTS
ROLLING
SERVICE DOOR
(12'-0"x12'-0")
3
1173.1

1 OPEN PLAN VIEW
1173.0 3/64" = 1'-0"

EV
STRUCTURE PEAK
38'-6 1/8"
U/S BASEPLATE
0"
MEMBRANE
FLAT END WALL
C/W UPRIGHTS
CB
SPRUNG LOGO
LOCATION
3
1173.1

2 FRONT ELEVATION
1173.0 3/64" = 1'-0"

2

SCHEDULE “C” - LOCATION OF PREMISES AND PARKING